Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Continued Progress in Q2
- Company on Track for an Improved Year in Revenue and Profit

New York, NY, August 3, 2005 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its second quarter and six months ended June 30, 2005.

Second Quarter and Six-Month Financial Highlights

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Revenue for the second quarter increased 5% to $29.8 million, versus $28.4 million in the second quarter of 2004.  Revenue for the six months ended June 30, 2005 increased 12% to $63.4 million, versus $56.4 million recorded in the first half of 2004.  For the quarter, 14% growth in Test Prep was partially offset by a decline in revenue in the K-12 Services and Admissions Services divisions.

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In the 2005 second quarter, the Company reported a net loss attributed to common stockholders of ($668,000), or ($0.02) per share, as compared to net income of $438,000, or $0.02 per share, in the 2004 second quarter.  For the first six months of 2005, the Company lost ($1,008,000), or ($0.04) per share, as compared to a net loss of ($268,000), or ($0.01) per share, in the same period last year.

“This year is shaping up well,” said John Katzman, CEO.  “Test Prep handled the SAT transition well, put LSAT on a nice growth path, and is picking up momentum in SES.  We’re almost finished retooling the Admissions Services unit, which has recently been selected by another state to run a large-scale pilot program.  Overall, we continue on track for an improved year in both revenue and profit.”

Test Preparation Services

The Test Prep division had another solid quarter, with revenue up 14% to $20.6 million.  Year-to-date, revenue increased 18% over the prior-year period.  Gross margins held strong at approximately 69%, and the division’s operating margin for the first half of 2005 increased to 16%, versus 11% in the same period last year.

SAT enrollment continued to build; MCAT enrollment was exceptionally strong during the quarter; the Company’s new LSAT courses continued to generate impressive quality and word-of-mouth numbers, and are growing well this summer and fall; and, tutoring, institutional sales, and SES programs all exhibited significant growth as well.  Advancing its SES business is a top priority for the Test Prep division in 2005.  To that end, the Company has deployed significant marketing resources in each of its target markets, and its progress to date is promising, and should make an already fine year even better.

K-12 Services

Revenue in K-12 Services was $7.1 million, a 7% decrease from the 2004 second quarter.  For the first half of 2005, the division posted growth of 8% versus the prior-year period.   The moderate year-to-date growth was expected, and the division should see better growth in the second half of the year as sales made during the spring and summer begin to generate revenue in the 2005-2006 school year.

The division had several important developments during the quarter.  It renewed its summer after-school program in Philadelphia; expanded its benchmark assessment program with Fairfax County, VA; signed its interim assessment contract with the Tennessee Board of Education, one of the first such programs to be implemented on a statewide basis; and, won RFPs in Palm Beach, Sarasota, and Orlando, Florida.  The K-12 Division continues to see a substantial pipeline of business, particularly relating to its interim assessment offerings.

Admissions Services

Revenue in Admissions Services was $2.0 million, a $542,000 decrease versus the second quarter of 2004.  Revenue for the first half of 2005 declined $582,000 to $4.8 million compared to the same period last year.  This quarter ends a school year in which marketing revenue saw significant increases, while technology product revenue declined.

During the first half of this year, however, the division made great progress in the revamp of PrincetonReview.com, and in expanding its marketing services to colleges and graduate schools, both in revenue and total value of contracts signed.  It renewed its counseling relationship with Colorado, and has been selected by another state to provide similar service in a large-scale pilot.  Finally, the turnaround of the technology area appears complete, with total value of contracts signed also well up from last year.

Business Outlook

While the Company’s business cycle has meant small losses in the first half of the year, performance has met management’s internal plans, and the Company projects better than 15% revenue growth for the year, and a return to solid profitability.

The Princeton Review will review its second quarter 2005 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5559 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 3908845, through August 6, 2005.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30.

	2005	2004	2005	2004

	(unaudited)
Revenue
Test Preparation Services	$20,630	$18,163	$43,515	$36,993
K-12 Services	7,122	7,697	15,041	13,980
Admissions Services	2,045	2,587	4,839	5,421
Total revenue	29,797	28,447	63,395	56,394
Cost of revenue
Test Preparation Services	6,452	5,313	13,489	11,133
K-12 Services	3,183	3,005	7,428	6,669
Admissions Services	1,080	557	1,941	1,153
Total cost of revenue	10,715	8,875	22,858	18,955
Gross profit	19,082	19,572	40,537	37,439
Operating expenses	19,460	18,600	40,725	37,603
Income (loss) from operations	(378)	972	(188)	(164)
Interest expense	(82)	(121)	(391)	(236)
Other income	84	43	125	77
Equity in the loss of affiliates	(94)	(67)	(161)	(67)
Income (loss) before (provision) benefit from income taxes	(470)	827	(615)	(390)
(Provision) benefit from income taxes	—	(352)	—	159
Net income (loss)	(470)	475	(615)	(231)
Dividends and accretion on Series B-1 Preferred Stock	(198)	(37)	(393)	(37)
Net income (loss) attributed to common stockholders	$(668)	$438	$(1,008)	$(268)
Basic and diluted income (loss) per share	$(0.02)	$0.02	$(0.04)	$(0.01)
Weighted average shares used in computing basic income (loss) per share	27,570	27,430	27,570	27,419
Weighted average shares used in computing diluted income (loss) per share	27,570	28,014	27,570	27,419

Condensed Balance Sheet Data (in thousands)

	June 30, 2005	December 31, 2004

	(unaudited)
Cash and cash equivalents	$11,462	$19,197
Total assets	98,187	107,641
Long-term debt, net of current portion	3,642	4,213
Stockholders’ equity	54,175	55,197

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